Exhibit 10.17

January 2010

Sarit Firon

New York

Dear Sarit:

I am pleased to confirm the compensation approved for you by the Compensation Committee of the Board. It is effective January 1, 2010

	2010	2009
Annual Salary	$250,000	$212,000
Quarterly Bonus	16,000	16,000
Commission OTE	40,000	24,400

Total 2010 Compensation	$354,000	$300,400

Your Commission is based on the Global Revenue target for 2010 of $80,000,000. Your commission rate is 0.050%. Should Eyeblaster exceed the revenue target your commission rate on the amount that exceeds will be 0.075%

The Committee also approved an option grant of 15,000 for you. Details and documents on the grant will come to you in the next several weeks

All the best,

/s/ Gal Trifon
Gal Trifon CEO

cc:	Maureen McGovern